                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant /X/
Filed by a Party other than the Registrant / /

Check the appropriate box:

/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by
    Rule 14a-6(e)(2))
/X/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12


                               ARAMARK Corporation
-----------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


 -----------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required
/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    1) Title of each class of securities to which transaction applies:


       ----------------------------------------------------------------------
    2) Aggregate number of securities to which transaction applies:


       ----------------------------------------------------------------------
    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


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    4) Proposed maximum aggregate value of transaction:


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    5) Total fee paid:


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/ / Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

    ___________________________________________________________________________
    2) Form, Schedule or Registration Statement No.:

    ___________________________________________________________________________
    3) Filing Party:

    ___________________________________________________________________________
    4) Date Filed:

    ___________________________________________________________________________

                                [GRAPHIC OMITTED]





                    Notice of Annual Meeting of Stockholders



To our stockholders:

         ARAMARK Corporation will hold its annual stockholders meeting on the sixteenth floor of ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania, on Tuesday, February 8, 2000, at 3:00 p.m. Philadelphia time, for the following purposes:

          1.  To elect directors for the ensuing year.

          2. To transact such other business as may properly come before the meeting.

         The board of directors has fixed the close of business on December 22, 1999 as the record date for determination of the stockholders entitled to notice of and to vote at the meeting. During the ten days prior to the meeting, stockholders may examine a stockholder list for any purpose germane to the meeting at ARAMARK's offices at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania.

         You can vote your shares by using a toll-free telephone number or the internet (or by fax from outside the United States). We have provided instructions for using these convenient services on the proxy card. Of course, you may also vote your shares by marking your votes on the proxy card, signing and dating it, and mailing it in the envelope provided.

         Whether or not you expect to attend the meeting in person, please vote your shares in one of the ways described above.


                                  Martin W. Spector
                                  Executive Vice President
                                  and Secretary


Dated: January 6, 2000

                                [GRAPHIC OMITTED]





                                 PROXY STATEMENT


                         ANNUAL MEETING OF STOCKHOLDERS


Solicitation by Board of Directors

         We are furnishing this proxy statement in connection with the solicitation by the board of directors of ARAMARK Corporation (ARAMARK or the Company) of proxies for use at the annual stockholders meeting to be held on February 8, 2000, and at any adjournment of the meeting. Stockholders may submit proxies by mail or phone, or electronically via the internet (or by fax from outside the United States) by following the instructions on the proxy card included with this proxy statement. Stockholders who submit proxies may revoke them at any time before they are voted by submitting a later-dated proxy, or by delivering written notice of revocation to the Secretary of ARAMARK, or by personally notifying the Secretary of ARAMARK at the meeting.

         ARAMARK's executive offices are located at ARAMARK Tower, 1101 Market Street, Philadelphia, Pennsylvania 19107 (telephone: 215-238-3000). We expect to mail proxy cards and proxy statements to our stockholders on or about January 6, 2000.

Shares Outstanding and Voting Rights

         Only holders of shares of class A common stock and class B common stock of record at the close of business on December 22, 1999, are entitled to vote at the meeting. On that date, 2,536,390 shares of common stock class A and 61,838,205 shares of common stock class B (together, the common stock) were outstanding. Each holder of common stock entitled to vote will have the right to one vote for each such share standing in his, her, or its name on the books of ARAMARK.

         All shares represented in person or by proxy will be counted for quorum purposes. Where a stockholder does not specify a choice on a properly submitted proxy, the shares will be voted as recommended by the board of directors. Where a stockholder withholds a vote on the election of any director, such vote will not be counted as entitled to vote (i.e., will not be counted as a vote cast) with respect to that election. Abstentions will be counted as votes cast (i.e., will be counted as votes against) on any matter to which they relate.

1.   Election of Directors

     Stockholders will elect nine directors by a plurality of the votes cast at the meeting. The persons listed below are proposed to be elected to serve until the next annual meeting of stockholders and the election and qualification of their respective successors:

              Joseph Neubauer                    Ronald R. Davenport
              James E. Ksansnak                  Edward G. Jordan
              Lawrence T. Babbio, Jr.            Thomas H. Kean
              Patricia C. Barron                 James E. Preston
              Robert J. Callander

     If, due to circumstances not now foreseen, any of the nominees becomes unavailable for election, the proxy agents named in the proxies will have the right to vote for a substitute in each case, or the board of directors will take appropriate action to reduce the number of directors.

     ARAMARK has agreed to use its best efforts to cause Mr. Neubauer's election to, and retention on, ARAMARK's board during the term of Mr. Neubauer's employment agreement. See "Employment Agreements and Change of Control Arrangements."

Directors


Name (Age as of November 1, 1999)                Office Held (Committee)                       Since
---------------------------------                ------------------------                      -----
Joseph Neubauer (58)............................ Chairman and Director (1)(2)(3)               1979
James E. Ksansnak (59).......................... Vice Chairman and Director                    1997
Lawrence T. Babbio, Jr. (54).................... Director                                      1999
Patricia C. Barron (56)......................... Director (1)                                  1997
Robert J. Callander (68)........................ Director (2)(3)(4)(5)                         1986
Ronald R. Davenport (63)........................ Director (1)(4)(5)                            1980
Edward G. Jordan (69)........................... Director (1)(2)(3)                            1980
Thomas H. Kean (64)............................. Director (3)(4)                               1994
James E. Preston (66)........................... Director (2)(3)(4)                            1993

---------------

     The numbers following the offices held by the directors indicate membership in the following board committees during fiscal 1999:
     1. Audit and Corporate Practices
     2. Executive
     3. Finance
     4. Human Resources, Compensation and Public Affairs
     5. Stock

Directors Meetings and Committees

     ARAMARK's board of directors held six meetings during fiscal 1999. The board has certain standing committees, which are described below. During fiscal 1999, each director attended at least 75% of the aggregate of all board meetings and all meetings of committees on which he or she served.

     The Audit and Corporate Practices Committee reviews the periodic financial reports and the accounting principles used by ARAMARK and the adequacy of ARAMARK's system of internal controls. It also reviews with the independent public accountants and the internal audit department the scope of their audits, their audit reports, and any recommendation made by them to determine whether these activities are reasonably designed to assure the soundness of accounting and financial procedures. It recommends the action to be taken with respect to the appointment of and approves the compensation of ARAMARK's independent public accountants and monitors compliance with ARAMARK's business conduct policy. It held four meetings during fiscal 1999.

     The Executive Committee has the full power of the board of directors when the board is not in session, with specific limitations relating to certain corporate governance or other corporate matters. The committee did not hold any meetings in fiscal 1999.

     The Finance Committee reviews the overall financial plans of ARAMARK, including capital expenditures, acquisitions and divestitures, securities issuances and incurrences of debt, and the performance of ARAMARK's retirement benefit plans. It recommends to the board specific transactions involving the foregoing, and it has been empowered by the board to approve certain financial commitments and acquisitions and divestitures by ARAMARK up to specified levels. It held four meetings during fiscal 1999.

     The Human Resources, Compensation and Public Affairs Committee consists entirely of outside directors. The committee determines the base salary of each of the chairman and chief executive officer and the president and chief operating officer (subject to review and approval by the board) and approves the salaries and bonuses paid to officers and other employees who are line of business presidents or whose current or proposed base salary exceeds $200,000 per annum. It reviews appointments to senior management positions and the nature and scope of ARAMARK's employee benefit plans. It also reviews and recommends the compensation of outside directors and reviews ARAMARK's contribution policy and practices for its retirement benefit plans. The committee is also authorized to exercise ARAMARK's rights and powers under the Stockholders Agreement, including approval of grants of stock purchase opportunities under the ARAMARK Ownership Program as well as the annual approval of an internal market policy providing for the repurchase of shares from management investors. It held five meetings during fiscal 1999.

     The Stock Committee consists of two outside directors. The committee has concurrent authority, with the Human Resources, Compensation and Public Affairs Committee, to approve specific transactions involving ARAMARK stock between officers and directors and ARAMARK. It did not hold any meetings during fiscal 1999.

Business Experience

     The principal occupations of ARAMARK's directors during the past five years and other directorships currently held by the directors are as follows:

     Mr. Neubauer has been chief executive officer of ARAMARK since February 1983 and the chairman since April 1984; he was president of ARAMARK from February 1983 to May 1997. He is a director of Bell Atlantic Corporation, CIGNA Corporation, Federated Department Stores, Inc., and First Union Corporation.

     Mr. Ksansnak has been vice chairman of ARAMARK since May 1997. From February 1991 to May 1997, he was executive vice president of ARAMARK; from May 1986 to February 1991, he was senior vice president of ARAMARK; and from May 1986 to May 1997, he was chief financial officer of ARAMARK. He is a director of Advanta Corp. and CSS Industries, Inc.

     Mr. Babbio has been president and chief operating officer of Bell Atlantic Corporation since December 1998. He was president and chief executive officer of Bell Atlantic's Network Group and chairman of Bell Atlantic's Global Wireless Group from August 1997 until December 1998. From January 1995 to August 1997 he was vice chairman of Bell Atlantic Corporation and prior to that was executive vice president and chief operating officer of Bell Atlantic. He is a director of Bell Atlantic Corporation, Compaq Computer Corporation and Grupo Iusacell, S.A. de C.V.

     Ms. Barron has been clinical associate professor at the Leonard N. Stern School of Business of New York University since September 1999 and prior to that was an executive-in-residence and senior fellow. She was vice president of Business Operations Support of Xerox Corporation from April 1997 to July 1998. From 1995 to 1997, she was president of Engineering Systems of Xerox Corporation and from 1992 to 1994, was president of Office Document Products of Xerox Corporation. She is a director of Frontier Corporation, Quaker Chemical Corporation, Reynolds Metals Company, and Teleflex Corporation.

     Mr. Callander is executive-in-residence at the Business School of Columbia University. He was president of Chemical Bank and Chemical Banking Corporation from August 1990 to June 1992. He is a director of Barnes Group, Inc., Omnicom Group Inc., Scudder Global High Income Fund, Scudder New Asia Fund, and The Korea Fund Inc.

     Mr. Davenport has been the chairman of Sheridan Broadcasting Corporation since 1972.

     Mr. Jordan was the chairman and chief executive officer of Consolidated Rail Corporation from 1975 to 1981 and served as the president of The American College from 1982 until 1987.

     Former Governor Kean was the Governor of the State of New Jersey from 1982 until 1990. He has been the president of Drew University since 1990. He is a director of Amerada Hess Corporation, Bell Atlantic Corporation, Fiduciary Trust Company International, The Pepsi Bottling Group, Inc. and United Health Care Corporation.

     Mr. Preston was the chairman of Avon Products, Inc. from 1989 to 1999 and president and chief executive officer from September 1988 until June 1998. He is a director of Cyberian Outpost, Inc., Reader's Digest Association and Venator Group, Inc.

Executive Compensation

     The following table sets forth information with respect to the compensation of the named executive officers for services in all capacities to ARAMARK in the years indicated.

                             Executive Compensation

                                                                                        Stock         All
                                             Fiscal          Annual Compensation       Options        Other
Name and Current Principal Position           Year          Salary         Bonus(1)   Granted(#)(2)   Comp(3)
-----------------------------------           ----          ------         ------     -------------   -------
Joseph Neubauer                               1999         $999,000      $1,100,000            0     $37,000
Chairman and Chief Executive Officer          1998         $948,000      $1,000,000            0     $13,500
                                              1997         $900,000        $800,000            0      $6,000
William Leonard                               1999         $549,000        $550,000            0      $6,500
President and Chief Operating Officer         1998         $500,000        $500,000            0      $6,500
                                              1997         $437,500        $400,000      240,000      $6,000
Charles E. Kiernan                            1999         $447,500        $729,000      500,000      $6,500
Executive Vice President and
   President, Food and Support Services
L. Frederick Sutherland                       1999         $390,000        $275,000            0      $6,500
Executive Vice President and                  1998         $364,000        $235,000            0      $6,500
   Chief Financial Officer                    1997         $347,000        $200,000      150,000      $6,000
Brian G. Mulvaney                             1999         $325,000        $275,000            0      $6,500
Executive Vice President, Human               1998         $259,000        $217,000      300,000      $6,500
   Resources and Public Affairs               1997         $230,000        $140,000      120,000      $6,000

--------------
     1. The bonus amount for Mr. Kiernan for fiscal 1999 includes a special one-time bonus of $409,000 in connection with his hire in October 1998.
     2. Adjusted for stock split effected in the form of a stock dividend effective September 1, 1998.
     3. Other compensation includes employer contributions to the Stock Unit Retirement Plan, plus with respect to Mr. Neubauer for fiscal 1999 and 1998, the value of interest foregone and not recaptured by ARAMARK relating to payment of premiums for split dollar life insurance.

Stock Purchase Opportunities

         The following table sets forth information with respect to the named executive officers concerning individual grants of stock purchase opportunities made in fiscal 1999.

                         Options Granted in Fiscal 1999
                         (Stock Purchase Opportunities)


                                                                           Potential
                                                                     Realizable Value at
                                             Percentage of         Assumed Annual Rates of
                                              Total Options       of Stock Price Appreciation
                                              Granted to All            for Option Term(2)
                               Options        Employees in       -------------------------------
            Name              Granted(1)       Fiscal 1999              5%                10%
            ----              --------         -----------              --                ---
Joseph Neubauer                       0           0.0%                      $0               $0
William Leonard                       0           0.0%                      $0               $0
Charles E. Kiernan              500,000          10.2%              $1,080,404       $2,339,948
L. Frederick Sutherland               0           0.0%                      $0               $0
Brian G. Mulvaney                     0           0.0%                      $0               $0

------------------
1. See "The ARAMARK Ownership Program." The options granted to Mr. Kiernan comprise 200,000 cumulative installment stock purchase opportunities (CISPOs) and 300,000 installment stock purchase opportunities (ISPOs). All were granted in October 1998 at a per share exercise price of $11.25, which was the appraisal price of the shares at the time of grant. The CISPOs expire on January 15, 2004 and the ISPOs expire on varying dates through January 15, 2004.
2. Realizable value refers to the assumed appraisal price of the underlying shares at the time such purchase opportunity expires minus the exercise price.

     The following table sets forth information with respect to the named executive officers concerning the exercise of options in fiscal 1999 and the unexercised options held as of October 1, 1999.

                 Aggregate Option Exercises in Last Fiscal Year
                        and Fiscal Year End Option Values
                         (Stock Purchase Opportunities)


                                                        Number of Options Held    Current Value of Options Held(2)
                                Shares                --------------------------  --------------------------------
                             Acquired on     Value     Currently   Not Currently     Currently    Not Currently
            Name               Exercise   Realized(1)  Exercisable   Exercisable     Exercisable    Exercisable
            ----               --------    ---------  -----------   -----------     -----------    -----------
Joseph Neubauer                       0          $0         0         600,000            $0        $5,820,000
William Leonard                  82,500    $634,950         0         264,000            $0        $2,262,000
Charles E. Kiernan               30,000     $19,500         0         470,000            $0        $1,386,500
L. Frederick Sutherland         108,500    $819,730         0         340,000            $0        $3,217,000
Brian G. Mulvaney                89,766    $654,742         0         441,750            $0        $3,031,575


--------------
         1. Value realized refers to the appraisal price of the underlying shares at the time the option was exercised minus the exercise price of the option.
         2. Options currently exercisable and current values of options are determined as of October 1, 1999. Current value of an option refers to the appraisal price of the underlying shares minus the exercise price of the option.

Five Year Cumulative Total Shareholder Return

     The following graph compares the five year cumulative return of class B common stock (measured by the appraisal price) to the Standard & Poor's 500 Stock Index and the Dow Jones Consumer Non-Cyclical Index.

                 Five Year Cumulative Total Shareholder Return



                                    [GRAPH]





     Cumulative total return is stated as a percentage of the base year (1994) stock price. Cumulative total return in a given year equals (i) the cumulative amount of dividends paid since the base year, assuming dividend reinvestment, plus the year-end stock price, (ii) divided by the base year stock price.

                                                              Dow Jones
                                                               Consumer
 Fiscal Year         ARAMARK            S&P 500              Non-Cyclical
 -----------         -------            -------             ------------
    1994              100.00             100.00                 100.00
    1995              113.11             129.54                 135.69
    1996              126.46             155.97                 176.23
    1997              156.21             218.37                 236.22
    1998              263.47             239.47                 275.51
    1999              332.55             306.01                 281.48

The ARAMARK Ownership Program

     The ARAMARK Ownership Program is designed to provide an opportunity for selected management employees of ARAMARK and its subsidiaries to acquire an ownership interest in ARAMARK and thereby give them a more direct continuing interest in the future success of ARAMARK's business. Under the Ownership Program, direct ownership in ARAMARK has increased from 62 original management investors in December 1984 to more than 2,000 management investors owning more than 70% of the equity. At October 1, 1999, management employees and directors held stock purchase opportunities and options for 20,529,608 shares.

     ARAMARK's senior management believes that management ownership has significantly contributed to ARAMARK's success and intends to continue to use the ARAMARK Ownership Program to expand both the number of management investors and their percentage ownership. Through stock purchase opportunities, ARAMARK has granted management employees an opportunity to invest in, or to increase their investment in, ARAMARK.

     The purchase price for shares subject to stock purchase opportunities is the appraisal price of the shares (based upon the most recent available independent appraisal) on the date of the grant. Shares issued pursuant to the exercise of purchase opportunities are subject to the Stockholders Agreement. Generally, purchase opportunities are not transferable, and each purchase opportunity is exercisable only by the employee to whom it is granted.

     Each installment stock purchase opportunity (ISPO) has an installment schedule that limits the number of shares of common stock that may be purchased during each annual installment exercise period. Unless the first installment is exercised by its expiration date for a minimum number of shares, the entire installment purchase opportunity is canceled. Thereafter, subsequent annual installments may be exercised (subject to exercise of a minimum number of shares) for up to the maximum number of shares specified in the certificate for that installment. Any portion of an annual installment not exercised by the appropriate expiration date does not become vested but rather is canceled. Each installment stock purchase opportunity is exercisable only while the holder is an employee or director of ARAMARK or a subsidiary.

     ARAMARK also grants cumulative ISPOs, which are similar to regular ISPOs except that if a portion of an annual installment is not exercised during the corresponding exercise period, then it becomes vested and is not canceled, and may be exercised during any subsequent exercise period. Other stock purchase opportunities, similar to cumulative ISPOs, provide that once vested, the entire opportunity or a portion (in 100 share increments) may be exercised during any of the specified annual exercise periods. Upon termination of employment, an employee can exercise his or her stock purchase opportunity if it is vested, within three months after termination (but not beyond its expiration date). If it is not vested at such time, the purchase opportunity is canceled.

     In connection with the exercise of ISPOs and non-qualified stock options, ARAMARK has adopted a deferred payment program whereby a portion of the purchase price for certain installments may be deferred at the election of the employee for approximately six years. ARAMARK has sold to a financial institution most of the outstanding deferred payment obligations previously incurred and anticipates it will also sell most of the deferred payment obligations incurred in the current exercise period. The deferred payment obligation is a full recourse obligation of the individual, accrues interest, and is secured by a pledge of shares of common stock. The interest rate for deferred payment obligations incurred in the current exercise period has been set at 8.5%. More than 529 employees (including executive officers) are currently participating in the program. At fiscal year end, the amount of the deferred payment obligations of Messrs. Neubauer, Leonard, Sutherland and Mulvaney were $5,744,456, $2,784,497, $1,244,750, and $1,680,456, respectively.

Certain Relationships and Related Transactions

     During fiscal 1999, ARAMARK repurchased from five current and/or former executive officers and directors and/or their permitted transferees 105,250 shares of class B common stock at an average price per share of $12.96. ARAMARK anticipates that it will continue to repurchase shares held by officers and directors through ARAMARK's internal market and following their termination of employment or cessation as a director. ARAMARK has an agreement with Martin W. Spector, executive vice president, secretary and general counsel of ARAMARK, in connection with Mr. Spector's retirement, to repurchase from Mr. Spector and his permitted transferees 2,658,636 shares of class B common stock at a price of $15.20 per share. ARAMARK intends to acquire from James E. Ksansnak, vice chairman and director of ARAMARK, approximately 80% of the capital stock of a corporation owned by Mr. Ksansnak for nominal consideration, and to terminate that corporation's 401(k) plan and distribute the 654,913 shares of ARAMARK class B common stock held by the plan to Mr. Ksansnak, as the plan's sole participant.

     ARAMARK, the members of management who are equity investors in ARAMARK and certain other investors (collectively, Restricted Investors) are parties to the Stockholders Agreement. Restricted Investors are subject to certain restrictions on transfer, with ARAMARK having certain rights of first offer in the event of any sales or dispositions by Restricted Investors or their estates. In addition, upon death, complete disability or normal retirement of management investors or upon death or complete disability of other individual Restricted Investors, such persons or their estates may cause ARAMARK to repurchase for cash up to 30% of their shares at the then current appraisal price but only to the extent such repurchase by ARAMARK is permitted under ARAMARK's credit agreement. Such repurchased shares may be resold to others, including replacement personnel. In addition, it is contemplated that shares that may be issued pursuant to exercise of employee stock options and stock purchase opportunities would also be subject to the Stockholders Agreement.

     Metropolitan Life Insurance Company holds a 6.79% promissory note, which was issued by a subsidiary of ARAMARK and is guaranteed by ARAMARK. The outstanding principal amount of the note is $100 million, payable in $25 million annual installments each January, with a final maturity of January 2003.

Employment Agreements and Change of Control Arrangements

     ARAMARK has employment agreements or arrangements with all of its officers under which they are currently being paid annual salaries ranging up to $1,000,000. Generally, these are for indeterminate periods terminable by either party upon notice, ranging from eight weeks to six months.

     Mr. Neubauer's agreement provides for his services as chief executive officer at a current annual base salary of $1,000,000 plus a bonus under the applicable bonus plan. In addition, upon his disability or other termination he will receive supplemental benefits of 50% of the sum of his base salary plus his average bonus over the prior three years (average bonus) annually for life, and upon his death his surviving spouse, if any, will receive 25% of the sum of his base salary plus the average bonus annually for life. Upon his termination, his stock purchase opportunities will become vested and immediately exercisable, and he shall serve as a consultant to ARAMARK for two years at an annual compensation rate equal to his base salary. His supplemental benefits will begin at the same time the consulting period begins. His employment may be terminated by either party upon two years notice. Upon termination by ARAMARK "without cause" or Mr. Neubauer's "resignation for good reason" (which terms are defined in the agreement), he will receive a lump sum payment equal to the sum of four times his base salary plus two times his average bonus.

     ARAMARK has agreed to use its best efforts to cause Mr. Neubauer's election to, and retention on, ARAMARK's board during the term of Mr. Neubauer's agreement. In addition, if any payment or benefit payable after a change in ownership or control of ARAMARK would be a so-called parachute payment subject to a federal excise tax, then ARAMARK will gross-up such payment or benefit to cover the excise tax. ARAMARK has agreed to apply to Mr. Neubauer`s stock holdings and purchase opportunities the current terms of the ARAMARK Ownership Program, with only such future changes that are not adverse to Mr. Neubauer, and to waive any changes that are adverse.

     ARAMARK has a split dollar life insurance agreement with Mr. Neubauer. The agreement relates to life insurance policies owned by a trust created by Mr. Neubauer. Pursuant to the agreement, ARAMARK pays a substantial portion of the premiums on the policies, such amounts to be repaid from the proceeds of the policies upon their termination. The current amount thus outstanding is $1,291,957. ARAMARK foregoes charging interest in each fiscal year on such amount. However, the foregone interest is at least partially recaptured by ARAMARK by reducing the amount of the interest that would otherwise accrue on Mr. Neubauer's deferred compensation. ARAMARK holds a security interest in the policies to secure the repayment of the premium amount paid by ARAMARK. The arrangement terminates upon the termination of Mr. Neubauer's employment (other than by reason of his retirement).

     Messrs. Leonard, Kiernan, Sutherland and Mulvaney have current annual base salaries of $600,000, $510,000, $425,000, and $360,000, respectively. Several agreements provide for the deferral of a part of prior salary and bonus payments with interest, currently at the Moody's long-term bond index rate, usually payable in equal monthly installments beginning upon retirement, permanent disability, death, or termination of employment.

     ARAMARK currently has a severance pay policy, pursuant to which severance payments are made to executive officers and certain other key employees on the basis of continuous service, generally equal to between 3 and 18 months of pay if their employment is terminated for reasons other than cause plus the continuation of certain other benefits during the period of such payment.

Compensation of Directors

     Directors who are employees of ARAMARK are not paid directors' fees. Directors who are not employees receive an annual retainer of $30,000 for serving on the board, $3,000 for services as chairman of a board committee and $1,000 for otherwise serving on a committee. They also receive meeting fees of $1,000 per day for attendance at meetings of the board and for each committee meeting.

Committee Report on Executive Compensation

     ARAMARK's compensation programs are designed to support ARAMARK's overall commitment to continued growth and quality services to customers. The programs are intended, among other things, to enable ARAMARK to recruit and retain the best performers, to provide compensation levels consistent with the level of contribution and degree of accountability, to use performance measures consistent with ARAMARK's goals, to provide compensation consistent with competitive market rates, and to include a significant portion of incentive compensation.

     Performance measures. ARAMARK uses various financial measures to evaluate the performance of ARAMARK and its business units, with the specific measures in some cases varying depending upon the line of business involved. Generally, the measures currently used are Sales Growth, EBIT, ROGI, and in addition, for overall corporate performance, Net Income. EBIT is Earnings Before Interest and Taxes. ROGI is Return on Gross Investment. Targets for each of these performance measures are established annually in ARAMARK's business plan, which is approved at the beginning of the fiscal year by the board.

     Salary. Salary levels for all salaried employees are generally reviewed annually. Guideline increases are established generally based upon overall financial performance of ARAMARK, the current rate of inflation, and general compensation levels in the industries in which ARAMARK operates. For increases effective at the beginning of calendar 2000, the guideline increase for executive officers, including the five named individuals, was 4.0%. The specific salary increase for each individual executive officer is based upon a review of his or her individual performance and development. In the case of Mr. Neubauer, the review is conducted independently by the Human Resources, Compensation and Public Affairs Committee without any officers present, subject to final review and approval by the board; for all other executive officers, the individual's supervisor and more senior executives, along with the corporate human resources department, conduct the review and make a recommendation to the Committee. The terms of Mr. Neubauer's employment contract were revised during fiscal 1999 without any change to his salary (see "Employment Agreements and Change of Control Arrangements").

     Bonus. Senior executive officers participate in ARAMARK's management incentive bonus program. Bonuses are awarded annually based, in part, upon the attainment of predetermined financial goals and, in part, upon the attainment of individual objectives. Generally, non-financial objectives represent 30% of the bonus potential and are established by the supervisor of the executive. Financial goals generally represent 70% of the bonus potential. An employee's bonus potential generally varies as a percentage of total cash compensation, dependent upon the level of responsibility of the employee's position. The measures of financial performance used are for the business unit that is either under the managerial direction of the participant or, if a staff executive, is the unit on which the participant impacts most frequently and significantly. In the case of Messrs. Neubauer, Leonard and Kiernan, the Committee awards bonuses pursuant to the Senior Executive Annual Performance Bonus Arrangement rather than the management incentive bonus program. Pursuant to the arrangement, the Committee selected Revenues, Net Income and ROGI of ARAMARK as the financial performance measures for Messrs. Neubauer and Leonard and Sales, EBIT and ROGI of ARAMARK's food and support services business for Mr. Kiernan, and set goals for each measure. As required by the arrangement, the attainments of the Revenues and Sales performance goals set by the Committee were increased to offset the effects of the revenues and sales reductions due to the divestiture of a business operation and the attainment of the Net Income performance goal set by the Committee was increased to offset the net income reduction resulting from a business acquisition. All of the events for which these adjustments were made occurred after the Committee set the goals for each measure. Mr. Neubauer was awarded 63% of his maximum bonus potential for fiscal 1999.

     Stock Purchase Opportunities. The Human Resources, Compensation and Public Affairs Committee believes that management ownership contributes to ARAMARK's success, and supports senior management's goal of expanding both the number of management investors and their percentage ownership. The Human Resources, Compensation and Public Affairs Committee, accordingly, grants stock purchase opportunities to selected management employees. The terms of the stock purchase opportunities are generally described under "The ARAMARK Ownership Program." Individual grants are generally made by the Human Resources, Compensation and Public Affairs Committee in connection with hires and promotions, and other recognition of performance. The amount of a grant generally varies depending upon the level of responsibility of the employee's position, the number of purchase opportunities previously granted, and the number of shares owned. The individual's supervisor and other senior executives, along with the corporate human resources department, make recommendations to the Human Resources, Compensation and Public Affairs Committee. ARAMARK has in the past also made broad-based grants to management employees.

     Members of the Human Resources, Compensation and Public Affairs Committee:

         Robert J. Callander, Chair                Ronald R. Davenport
              James E. Preston                 The Honorable Thomas H. Kean
           Mitchell S. Fromstein

Security Ownership of Certain Beneficial Owners and Management

     The following table presents certain information as of December 22, 1999 with respect to shares of the common stock of ARAMARK beneficially owned by each person known to ARAMARK to be the beneficial owner of more than 5% of either class of the common stock, by each director nominated for reelection, and by each named executive officer.


                                                  Class B Common Stock          Class A Common Stock
                                               ---------------------------    --------------------------
                                                 Number of     Percent of      Number of    Percent of
                                                 Shares(1)    Outstanding        Shares    Outstanding
                                                 ---------    -----------      ----------  ------------
Trustees for various ARAMARK
  employee benefit plans(2,3)                              0            *        1,708,564        67.4%
Metropolitan Life Insurance Co.(4)                         0            *          337,899        13.3%
Joseph Neubauer                                   17,123,388        27.4%                0            *
James E. Ksansnak                                  2,186,980         3.5%                0            *
Lawrence T. Babbio, Jr.                               25,000            *                0            *
Patricia C. Barron                                    75,800            *                0            *
Robert J. Callander                                  349,918            *                0            *
Ronald R. Davenport                                   96,000            *                0            *
Edward G. Jordan                                     319,500            *                0            *
Thomas H. Kean                                       387,000            *                0            *
James E. Preston                                     444,000            *                0            *
William Leonard                                    2,029,585         3.3%                0            *
Charles E. Kiernan                                    75,000            *                0            *
L. Frederick Sutherland                            1,762,056         2.8%                0            *
Brian G. Mulvaney                                    843,386         1.4%                0            *
All directors and executive
  officers as a group (22 persons)                30,345,059        47.8%                0            *
All employees, directors and
  employee benefit plans as a group(5)            69,500,789       100.0%        1,851,373        73.0%


-------------------
         1. Includes shares issuable upon the exercise of currently exercisable stock purchase opportunities and options.
         2. The address of this stockholder is ARAMARK Corporation, ARAMARK Tower, 1101 Market Street, Philadelphia, PA 19107.
         3. The trustees are James E. Ksansnak, Brian G. Mulvaney, Martin W. Spector and L. Frederick Sutherland.
         4. The address of this stockholder is One Madison Avenue, New York, NY 10010.
         5. Includes former employees and permitted transferees (primarily children and other transferees for estate planning purposes).
         *   Less than 1%.

Relationship with Independent Public Accountants

         The board of directors is expected to reappoint the firm of Arthur Andersen LLP as independent auditors for ARAMARK for the 2000 fiscal year. A representative of Arthur Andersen LLP is expected to be present at the annual meeting and will be offered the opportunity to make a statement if desiring to do so and will be available to respond to appropriate questions.

Financial Statements

         A copy of ARAMARK's annual report on Form 10-K for the fiscal year ended October 1, 1999 (annual report) has been delivered to stockholders. Stockholders are referred to the annual report for financial and other information about ARAMARK.

Proxy Solicitation

         Proxies will be solicited by mail. Proxies may be solicited by directors, officers and a small number of regular employees of ARAMARK personally or by mail or telephone, but such persons will not be specially compensated for such services. The entire cost of solicitation will be borne by ARAMARK.

Discretionary Authority

         Management does not intend to present, and does not have any reason to believe that others will present, any item of business at the annual meeting other than those specifically set forth in the notice of the meeting. However, if other matters are presented for a vote, the proxy agents will have the right to vote the shares represented by proxy cards on such matters in accordance with their discretion.

Stockholder Proposals

         Stockholders may submit proposals on matters appropriate for stockholder action at future annual meetings of ARAMARK in accordance with regulations adopted by the Securities and Exchange Commission. Such proposals must be received by ARAMARK no later than September 8, 2000, to be considered for inclusion in ARAMARK's proxy statement and form of proxy for next year's annual meeting and, in any event, must be received by ARAMARK no later than November 22, 2000, to be eligible for presentation for stockholder action at next year's annual meeting. Proposals should be directed to the attention of the Corporate Secretary.

                              ARAMARK CORPORATION
                                   PROXY CARD
                      SOLICITED BY THE BOARD OF DIRECTORS

Joseph Neubauer, Martin W. Spector and Donald S. Morton (each with power of substitution) are hereby authorized to vote all the shares which the undersigned would be entitled to vote if personally present at the annual meeting of stockholders of ARAMARK Corporation (the "Company") to be held on February 8, 2000 and at any adjournment.

IF YOU SPECIFY A CHOICE AS TO THE ACTION TO BE TAKEN ON AN ITEM, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SUCH CHOICE. IF YOU DO NOT SPECIFY A CHOICE, IT WILL BE VOTED FOR ITEMS 1 AND 2 AND AT THE DISCRETION OF THE PROXY HOLDER AS TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING.


                                 see other side
--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                            YOUR VOTE IS IMPORTANT!

                       You can vote in one of three ways:

1. Call toll free 1-888-297-9580 in the United States on a Touch Tone telephone and follow the instructions on the reverse side. There is NO CHARGE to you for this call. Outside the United States you may fax your signed proxy card to 201-433-3971

                                       or

2.  Vote by Internet at our Internet Address: http://www.proxyvoting.com/aramark

                                       or

3. Mark, sign and date your proxy card and return it promptly in the enclosed envelope.

                                  PLEASE VOTE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

                                                      Please mark   ---------
                                                     your votes as |         |
                                                      indicated in |    X    |
                                                      this example |         |
                                                                    ---------


1. Election of Directors                     Nominees: 01 Lawrence T. Babbio, Jr., 02 Patricia C. Barron, 03 Robert J. Callander,
                                             04 Ronald R. Davenport, 05 Edward G. Jordan, 06 Thomas H. Kean, 07 James E. Ksansnak,
                                             08 Joseph Neubauer, 09 James E. Preston

                                             (To withhold authority to vote FOR, write name(s) on line: __________________________
                                             _____________________________________________________________________________________)




     FOR all nominees                    WITHHOLD
   listed to the right                  AUTHORITY
    (except as marked            to vote for all nominees
     to the contrary)              listed to the right

        ---------                        ---------
       |         |                      |         |
       |         |                      |         |
       |         |                      |         |
        ---------                        ---------

2. In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting and at any adjournments thereof.


                                                                                Dated
                                                                                     -----------------------------------------------


                                                                                ----------------------------------------------------
                                                                                                    (Signature)

                                                                                ----------------------------------------------------
                                                                                             (Signature if held jointly)


                                                                                Please sign exactly as name appears. If shares are
                                                                                held as joint tenants, both joint tenants should
                                                                                sign. Attorneys-in-fact, executors, administrators,
                                                                                trustees, guardians, corporation officers or others
                                                                                signing in a representative capacity should indicate
                                                                                the capacity in which they are signing.


--------------------------------------------------------------------------------
                           /\ FOLD AND DETACH HERE /\

                         VOTE BY TELEPHONE OR INTERNET

                        QUICK * * * EASY * * * IMMEDIATE

Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.




VOTE BY PHONE:      You will be asked to enter a Control Number located in the box in the lower right of this form.

------------------------------------------------------------------------------------------------------------------------------------
OPTION A:           To vote as the Board of Directors recommends on proposal 1, press 1
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
OPTION B:           If you choose to vote differently on proposal 1, press 0. You will hear these instructions:
------------------------------------------------------------------------------------------------------------------------------------

                     Proposal 1 - To vote FOR ALL nominees, press 1; to WITHHOLD FOR ALL nominees, press 9 To WITHHOLD FOR AN
                     INDIVIDUAL nominee, Press 0 and listen to the instructions

                     When asked, you must confirm your vote by pressing 1.

VOTE BY INTERNET:    THE WEB ADDRESS IS http://www.proxyvoting.com/aramark



         IF YOU VOTE BY PHONE OR INTERNET - DO NOT MAIL THE PROXY CARD

                             THANK YOU FOR VOTING.





              IN THE UNITED STATES                                              ==================================
Call * * Toll Free * * On a Touch Tone Telephone
            1-888-297-9580 - ANYTIME
    There is NO CHARGE to you for this call.
           Outside the United States
             FAX TO : 201-433-3971
                                                                                ==================================
                                                                                           CONTROL NUMBER
                                                                                   for Telephone/Internet Voting
